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                                                                      EXHIBIT 11

                               CIGNA CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             1995          1994          1993
                                                          ----------    ----------    ----------
PRIMARY EARNINGS PER SHARE
Net income available to common shares..................   $      211    $      554    $      234
                                                          ==========    ==========    ==========
Common shares..........................................   73,405,432    72,218,299    71,933,241
Common share equivalents applicable to stock options...      313,492        98,548        88,710
                                                          ----------    ----------    ----------
  Total................................................   73,718,924    72,316,847    72,021,951
                                                          ==========    ==========    ==========
PRIMARY................................................   $     2.86    $     7.66    $     3.25
                                                          ==========    ==========    ==========
FULLY DILUTED EARNINGS PER SHARE
Net income.............................................   $      211    $      554    $      234
Adjusted for:
  Interest expense (net of tax) on convertible
     subordinated debentures...........................           --            13             *
                                                          ----------    ----------    ----------
Net income available to common shares..................   $      211    $      567    $      234
                                                          ==========    ==========    ==========
Common shares..........................................   73,405,432    72,218,299    71,933,241
Common share equivalents applicable to stock options...      380,956       115,185        97,177
Assumed conversion of convertible subordinated
  debentures...........................................           --     3,625,956             *
                                                          ----------    ----------    ----------
  Total................................................   73,786,388    75,959,440    72,030,418
                                                          ==========    ==========    ==========
FULLY DILUTED..........................................   $     2.86    $     7.47    $     3.25
                                                          ==========    ==========    ==========

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* Anti-dilutive; therefore, amounts have been excluded.